KAYNE ANDERSON BDC, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Kayne Anderson BDC LLC, a Delaware limited liability company and following (the “Company”) is entered into this [ ] day of [ ], 2020 by KA Credit Advisors, LLC, a Delaware limited liability company, as initial sole member (the “Member”) and those Persons who have entered into subscription Agreements (“Subscription Agreements”) with the Company for the purchase of common limited liability company units (collectively, the “Units”) in the Company as members, or who are subsequently admitted to the Company as holders of Common Units (collectively, the “Unitholders”). The Member and any other members admitted from time to time in accordance with the terms hereof are collectively referred to herein as “Members” and each is individually referred to herein as a “Member”.

WITNESSETH:

WHEREAS, the Company was formed as a limited liability company under the Delaware Limited Liability Company Act (as amended from time to time, the “Delaware Act”) pursuant to a Certificate of Formation of the Company, which was filed with the Secretary of State of the State of Delaware on May 10, 2018.

WHEREAS, the Sole Member has heretofore entered into a Limited Liability Company Agreement dated as of October 16, 2018 (the “Original Agreement”);

WHEREAS, as the Sole Member of the Company, the Sole Member desires to amend and restate the Original Agreement in its entirety in order to withdraw from the Company as the managing member but remain a Member of the Company and to vest management of the Company in its board of directors, as defined below (the “Board” or the “Board of Directors”);

NOW, THEREFORE, in order to carry out the intentions expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

1.	Formation and Name.

The name of the Company is Kayne Anderson BDC, LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Board in order to comply with local law. David Shladovsky is hereby designated as an “authorized person” of the Company within the meaning of the Delaware Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, which execution, delivery and filing are hereby ratified and approved. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” of the Company ceased, and each officer (as defined below) thereupon became a designated “authorized person” of the Company and shall continue as the designated “authorized person” of the Company within the meaning of the Delaware Act.

2.	Admission

The Persons who have entered into Subscription Agreements with the Company for the purchase of Common Units as Common Unitholders have been or are hereby being admitted to the Company as Common Unitholders upon the execution and delivery of the Agreement by or on behalf of such Persons. This Agreement may be executed on behalf of such Members by an authorized representative of the Company, as attorney-in-fact for such Members, with the same force and effect as if executed directly by the Members.

3.	Business.

The business purpose of the Company shall be to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Delaware Act and to engage in any and all activities necessary or incidental to the foregoing.

4.	Registered Office; Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Cogency Global Inc., 850 New Burton Road, Suite 201, Dover, Delaware 19904.

5.	Principal Place of Business.

The principal office of the Company shall be located at 811 Main Street, 14th Floor, Houston, TX, 77002, or such other place as the Board may designate from time to time.

6.	Status of Members

(a)

Limited Liability: No Member, in its capacity as such, shall be liable for the debts and obligations of the Company; provided, however, that each Member shall be required to pay to the Company (a) any capital contributions that such Member has agreed to make to the Company pursuant to this Agreement and Subscription Agreement; (b) the amount of any distribution that such Member is required to return to the Company pursuant to this Agreement or the Delaware Act; and (c) the unpaid balance of any other payments that such Member expressly is required to make to the Company pursuant to this Agreement or pursuant to such Member’s Subscription Agreement, as the case may be.

(b)

Effect of Death, Dissolution or Bankruptcy: Upon the death, incompetence, bankruptcy, insolvency, liquidation or dissolution of a Member, the rights and obligations of such Member under this Agreement, to the maximum extent permitted by law, shall inure to the benefit of, and shall be binding upon, such Member’s successor(s), estate or legal representative. Each such Person shall be treated as provided in the second sentence of Section 16, paragraph (h) unless and until such Person is admitted as a substituted Member pursuant to Section 16, paragraph (h). Any Transfer of the interest so acquired by such successor, estate or legal representative shall be subject to the requirements of Section 16.

(c)

No Control of the Company: No Member shall have the right or power to: (a) withdraw its contribution to the capital of the Company or reduce its irrevocably committed amount (the “Commitment”) equal to the amount set forth in the Subscription Agreement; (b) to the maximum extent permitted by law, cause the dissolution and winding up of the Company or (c) demand property in return for its capital contributions. No Member, in its capacity as such, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

7.	Later Closing Investors

(a)

Units Issued after the Initial Closing: In the event that the Company enters into a Subscription Agreement with one or more investors after the Initial Closing, each such Investor will be required to make purchases of Units (each, a “Catch-up Purchase”) on one or more dates to be determined by the Company. The aggregate purchase price of any Catch-up Purchase will be equal to an amount necessary to ensure that, upon payment of the aggregate purchase price, such Investor will have contributed the same percentage of its Commitment to the Company as all Investors whose subscriptions were accepted at previous closings. Catch-up Purchases will be made at a price as determined by the Board of Directors as of the end of the most recent calendar quarter or such other date as determined by the Board prior to the date of the applicable Drawdown Notice, as defined below, or such other date as may be required to comply with the provisions of the 1940 Act. In order to more fairly allocate organizational expenses among all of the Investors, Investors subscribing after the initial drawdown will be required to pay a price above net asset value reflecting a variety of factors, including, without limitation, the total amount of the Company’s organizational and other expenses.

(b)

Accession to the Agreement: Each Person who is to be admitted after the Initial Closing pursuant to this Agreement shall accede to this Agreement by, and shall be admitted to the Company as a Member upon, executing (whether on its own behalf or via an attorney-in-fact), (i) a Subscription Agreement or other written document pursuant to which such Person agrees to become a Member and be bound by this Agreement together with the Company’s acceptance of such document and (ii) a counterpart signature page to this Agreement, which shall not require the consent or approval of any other Member. The Company shall make any necessary filings with the appropriate governmental authorities and take such actions as are necessary under applicable law to effectuate such admission.

(c)	Anti-Money Laundering Provisions: Each Member hereby agrees to use its reasonable efforts to ensure that:

i.	None of the monies that such Member will contribute or pay to the Company shall be derived from, or related to, any activity that is criminal under United States law; and

ii.

No contribution or payment by such Member to the Company, to the extent that such contribution or payment is within such Member’s control, and no distribution to such Member (assuming such distribution is made in accordance with instructions provided to the Company by such Member) shall cause the Company, the Board, the KA Credit Advisors, LLC (“Adviser”) or any Officer to be in violation of the USA PATRIOT Act, U.S. Bank Secrecy Act, the U.S. Money Laundering Control Act of 1986, the U.S. International Money Laundering Abatement and Financial Anti-Terrorist Act of 2001, or any laws, orders or regulations administered by the Office of Foreign Assets Control of the U.S. Department of Treasury, in each case, such statute as amended to date and any successor statute thereto and including all regulations promulgated thereunder (the “Anti-Money Laundering Laws”).

iii.

Each Member will promptly provide any additional documentation to the Company which may be requested in the future to the extent it is necessary in order to comply with applicable anti-money laundering laws or policies or other applicable laws;

iv.	In addition to any actions authorized in the Subscription Agreement, actions that may be taken by the Company, include, but are not limited to, the following:

(1)

The Company, upon delivery of notice to that effect to the affected Member, may (in the Board’s discretion) “freeze” such Member’s Units and, in that event: (A) the Company shall not accept any additional capital contributions from such Member; (B) shall not draw down any additional capital contributions from such Member so long as the Units are frozen; or (C) the Company shall not make any distributions to such Member in respect of its frozen Units after the delivery of such notice other than liquidating distributions after payment to each other Member of its final liquidating distribution and subject in all events to compliance with applicable law.

(2)

The Company, subject to compliance with applicable law, may (in the discretion of the Board) redeem such Member’s Units using Company funds at a price equal to the lesser of (A) the Aggregate Contributions of such Member with respect to such Units and (B) the fair market value of such Units (as determined by the Board); provided, however, that if required by law, regulation or government order, the price shall equal such other price as may be required by applicable law, regulation or government order.

v.

Each Member acknowledges and agrees that (1) the Company may release confidential information regarding such Member and, if applicable, any of its beneficial owners, to governmental authorities if the Company, in its reasonable discretion, determines that releasing such information is in the best interest of the Company in light of the Anti-Money Laundering Laws, and (2) the Board, notwithstanding any other provision of this Agreement, may amend any provision of this Agreement pursuant to this clause solely, and only to the extent required, in order to effectuate the intent of this section.

8.	Management.

(a)	Board of Directors.

i.

The Company shall be managed by the Board. Initially, the Board will be composed of five directors (each, a “Director”). A majority of the Directors may at any time increase or decrease the number of Directors; provided that the number of Directors may never be less than one or more than 12 unless this Agreement is amended, in which case the Company may have more than 12 Directors but never less than one.

ii.

A quorum of the Board shall consist of a majority of the number of Directors fixed from time to time in accordance with 8(a). At each meeting of the Board at which a quorum is present, all questions and business shall be determined by a vote of a majority of the Directors present, unless a different vote is required by law, or this Agreement. Directors may participate in a meeting by means of conference telephone or other communication equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

iii.

The Directors will be divided into three classes, each serving staggered three-year terms. However, the initial members of the three classes have initial terms of one, two and three years, as indicated on Schedule A. At each annual meeting of the Members, the successors to the class of Directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of the Members held in the third year following the year of their election. Each Director may be appointed to the Board with the affirmative vote of a plurality of the Members entitled to vote in the election of such Director at which a quorum is present; provided that the Board may amend this Agreement to alter the vote required to elect Directors. Each Director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified.

iv.	The names of each Director, such Director’s class, and the term of expiration of such Director shall be listed on Schedule A, which shall be updated by an Officer as necessary.

v.

The majority of the Directors will at all times consist of Directors who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company, the Adviser or any of their respective affiliates (the “Independent Directors”).

vi.

A Director may resign as such from the Board at any time. If a Director is determined to have committed an act that constitutes cause, such Director may be removed from his position by a vote of 75% in interest of the Members. In addition, any Director may be removed from his position by a vote of at a duly called meeting of the Board of least 80% of the Directors then seated.

vii.

Any and all vacancies on the Board as a result of resignation or removal may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies, subject to any applicable requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

viii.

A majority of the Directors have the authority to form committees of the Board from time to time to the extent that it determines that it is appropriate to do so. The Board shall have an audit committee, members of which are set out on Schedule C, which will be responsible for selecting, engaging and discharging the Company’s independent accountants, reviewing the plans, scope and results of the audit engagement with the Company’s independent accountants, approving professional services provided by the Company’s independent accountants (including compensation therefor), reviewing the independence of the Company’s independent accountants, reviewing the adequacy of the Company’s internal control over financial reporting, establishing guidelines and making recommendations to the Board regarding the valuation of the Company’s loans and investments, and taking any other actions consistent with the audit committee charter or as may be authorized by the Board. The chairman of the audit committee has been designated by the Board as an “audit committee financial expert” under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

(b)

Powers of Board. Except as otherwise explicitly provided herein, the Board shall have the power on behalf and in the name of the Company to implement the objectives of the Company and to exercise any rights and powers the Company may possess, including, without limitation, the power to cause the Company to

(a) make any elections available to the Company under applicable tax or other laws, (b) make any investments permitted under this Agreement or any amendment to this Agreement, (c) satisfy any Company obligations, (d) make any disposition of Company assets, or (e) take such other actions to further the business purposes of the Company. Notwithstanding any other provision of this Agreement, without the consent of any Member or other person being required, the Company is hereby authorized to execute, deliver and perform, and the Board on behalf of the Company is hereby empowered to authorize an Officer of the Company or other representative to execute and deliver, (w) a subscription agreement with each Member, (x) an advisory agreement and administration agreement, (y) a licensing agreement with the investment adviser or an affiliate, and (z) any amendment of any such document (to the extent such amendment is approved in accordance with the terms of the relevant agreement and is consistent with the terms of this Agreement) and any other agreement, document or other instrument contemplated thereby or related thereto (to the extent that such other agreement, document or other instrument is consistent with the terms of the relevant agreement or this Agreement). Such authorization shall not be deemed a restriction on the power of the Board to cause the Company to enter into other documents.

(c)	Delegation of Authority and Duties.

i.

The management, policies and control of the Company shall be vested exclusively in the Board; provided, however, that the Board may delegate its rights and powers to third parties, including to an investment adviser, as it may determine. Unless otherwise specified in this Agreement, consent or approval by the Company shall be determined by the Board.

ii.

The Board may appoint and elect (as well as remove or replace with or without cause), as it deems necessary, a Chief Executive Officer, President, Vice Presidents, a Treasurer, a Chief Financial Officer, a Secretary, a Chief Compliance Officer and any other officer of the Company (collectively, the “Officers”). The compensation of the Chief Compliance Officer shall be determined by the Board. The names of each Officer and such Officer’s position shall be listed on Schedule B, which shall be updated by an Officer, as necessary.

iii.	The Officers shall perform such duties and may exercise such powers as may be assigned to them by the Board.

iv.

Unless the Board decides otherwise, if the title of any person authorized to act on behalf of the Company under this 8(c) is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this 8(c). Any number of titles may be held by the same person. Any delegation pursuant to this 8(c) may be revoked at any time by the Board.

v.

The Board may authorize any person, including any Officer, to sign on behalf of the Company. Unless authorized to do so by the Board, no Officer shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

(d)

Certain Related Transactions: Subject to applicable law, the Company or any company in which the Company holds a portfolio investment in (“Portfolio Company”) may, as necessary or appropriate, employ or retain the Adviser or any of its affiliates (and any other person to which any of the foregoing are related or in which any of the foregoing are interested) who are in the business of providing such services to provide services (including, without limitation, consulting, valuation, appraisal and brokerage services), and such Persons may receive from the Company and Portfolio Companies compensation in addition to that expressly provided for in this Agreement. The Company has been authorized to enter into an investment advisory agreement (the “Advisory Agreement”) and an administration agreement (the “Administration Agreement”) with the Adviser. Any other agreement that the Company enters into with the Adviser or any of its affiliates shall meet the following requirements: (i) the compensation and other terms and conditions under which services are to be rendered or the transaction is to be entered into are embodied in a written contract that precisely describes such services or transaction and the compensation therefor, (ii) such contract is terminable at will by the Company, without penalty, upon not more than 60 days’ prior written notice, (iii) the terms and conditions of such contract are at least as favorable to the Company as those generally available from unaffiliated third parties in arm’s-length transactions, and (iv) the transaction is entered into principally for the benefit of the Company.

(e)

Activities of Members: Notwithstanding any duty otherwise existing at law or in equity, but subject to the provisions of this Agreement, any Member and its respective direct and indirect partners, members, stockholders, officers, directors, managers, trustees, employees, agents and affiliates may invest, participate, or engage in (for their own accounts or for the accounts of others), or may possess an interest in, other financial ventures and investment and professional activities of every kind, nature and description, independently or with others, whether now existing or hereafter acquired or initiated, including but not limited to: management of other investment vehicles; investment in, financing, acquisition or disposition of securities; investment and management counseling; providing brokerage and investment banking services; or serving as officers, directors, managers, consultants, advisers or agents of other companies, partners of any partnership, members of any limited liability company or trustees of any trust (and may receive fees, commissions, remuneration or reimbursement of expenses in connection with these activities), whether or not such activities may conflict with any interest of the Company or any of the Members. The fact that a Member may encounter opportunities to purchase, otherwise acquire, lease, sell or otherwise dispose of investment assets, other assets or other business ventures and may take advantage of such opportunities itself or introduce such opportunities to entities in which it has or does not have any interest shall not subject such Member to liability to the Company or to any of the other Members on account of the lost opportunity. Nothing in this Agreement shall be deemed to prohibit any Member or any affiliate of any Member from dealing with, or otherwise engaging in business with, any other Member or any Person transacting business with the Company or any Portfolio Company. Neither the Company nor any Member shall have any rights, solely by virtue of this Agreement, in or to any activities permitted by this section or to any fees, income, profits or goodwill derived from such activities.

(f)

Other Investment Entities: In order to facilitate investments by certain investors and/or to accommodate investors with differing tax, regulatory, legal, return expectation/risk tolerance or other needs and/or objectives, the Adviser or an affiliate, in their sole discretion may form one or more parallel investment vehicles (each, a “Parallel Fund”) to invest alongside the Company in some or all portfolio investments to the extent permitted by applicable law and/or in accordance with relief granted by the SEC.

(g)

Annual Meetings: The Company will hold an annual meetings for the purposes of electing directors, offering the Members the opportunity to review and discuss the Company’s investment activity and portfolio, and for such other business as may lawfully come before the Members. The annual meetings shall be held on such date and at such time as may be designated from time to time by the Board and stated in the notice of the meeting. A quorum of the Members at an annual meeting shall consist of Members holding a majority of the outstanding Units entitled to vote on the matter in question.

(h)

Member Voting and Consents: Whenever action is required by this Agreement to be taken by a specified percentage in interest of the Members (or any class or group of Members), such action shall be deemed to be valid if taken upon the written vote or written consent of those Members (or those Members included in such class or group) whose Units represent the specified percentage of the aggregate outstanding Units of all Members (or all Members included in such class or group) at the time. Each Member shall be entitled to one vote for each Unit held on all matters submitted to a vote of the Members. Except as expressly provided herein, no class of, or enumerated category of, Members shall be entitled to vote or consent separately as a class with respect to any matter. For these purposes, a “majority in interest” shall mean a percentage in interest in excess of 50%.

9.	Investments and Activities

(a)	Investment Objective: The Company’s investment objective investment objective is to generate current income and, to a lesser extent, capital appreciation primarily through debt investments in middle-market companies. The Company intends to achieve its investment objective by investing primarily in first lien senior secured, unitranche and split-lien loans to privately held middle-market companies.

(b)

Investment Target: Depending on market conditions, the Company expects that between 80% and 90% of its portfolio (including investments purchased with proceeds from borrowings) will be invested in first lien senior secured, unitranche and split-lien term loans. The remaining 10% to 20% of our portfolio will be invested in higher-yielding investments, including, but not limited to, second lien loans, last-out or subordinated loans, non-investment grade broadly syndicated first and second lien loans (commonly referred to as “leveraged loans”), high-yield bonds, structured products (including CLO liabilities), real estate related debt securities, equity securities purchased in conjunction with debt investments and other opportunistic investments.

(c)

Conflicts of Interest: Subject to applicable law and/or in accordance with any relief granted by the SEC, the Company may invest in Portfolio Companies where an existing fund or other affiliates of the Adviser simultaneously hold or are acquiring equity or debt securities or where an affiliate of the foregoing may be an investor in the Company. Each such ownership and other relationships may create conflicts of interest for the Company. In such instances, each of the Company and such affiliates will be free, in their discretion, to make recommendations and decisions with respect to the origination or disposition of such investments, independent of the recommendations and decisions made by the others unless required otherwise by any relief granted by the SEC. All such transactions will be made for the Company in a manner that the Board deems to be appropriate given the investment objective, liquidity, diversification and other limitations of the Company and in accordance with applicable law and/or any relief granted by the SEC. Any portfolio investment in an issuer who is an affiliate of a Member shall be made in a manner consistent with similarly situated investments made by the Company in entities who are not affiliates of a Member and in accordance with applicable law and/or any relief granted by the SEC.

(d)	Borrowing

i.

The Company shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board may deem necessary or advisable for or incidental to the carrying out of the Company’s purpose and objectives, (and all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives), including: to incur indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), to incur other obligations (including in connection with derivative financial instruments), to arrange guarantees to support any such indebtedness or other obligations and incur reimbursement obligations in respect of any such guarantees, to pledge or assign or otherwise make available as credit support for any such indebtedness, guarantees or other obligations any or all assets of the Company including portfolio investments and / or some or all of the available commitment of some or all of the Members, the Company’s right to call for and receive contributions of available commitment and the obligations of some or all of the Members under their respective Subscription Agreements and this Agreement (“Assigned Rights”), and to take all other actions as the Company deems necessary or appropriate in connection with incurring indebtedness, other obligations or guarantees on behalf of any combination of such entities (such guarantees, pledges, assignments, and other forms of credit support, collectively referred to as “Credit Support”). To facilitate the Company’s ability to incur and maintain borrowings or other financings or similar obligations and to otherwise make available Assigned Rights and/or the right to exercise any lender power for such borrowings or other financings or similar obligations, each Member acknowledges and agrees that: (i) in the event of a failure by a Member to pay all or any portion of the purchase price due from the Member on any Drawdown Date, in addition to the lender powers, the related creditor or lender may issue additional Drawdown Notices in order to make up any deficiency caused by the failure to fund the Drawdown Purchase Price and Member’s ownership in the Company may be diluted as a result, provided that, for the avoidance of doubt, Member shall not be required to fund more than its Undrawn Commitments, (ii) its obligation to fund Drawdown Notices is irrevocable, and shall be without setoff, counterclaim or defense, including any defense under Section 365(c) of the U.S. Bankruptcy Code, and (iii) it has received full and adequate consideration on the date hereof for its subscription for the Units, and any defense of non-consideration or similar defenses for its subscription are hereby irrevocably waived, whether in bankruptcy, insolvency, receivership or similar proceedings or otherwise, including any failure or inability of the Company to issue Units or for any such Units to have positive value. Notwithstanding anything to the contrary in this Agreement, for so long as the Company operates as a business development company (“BDC”), the total amount of indebtedness outstanding at any time (including, for this purpose, the Preferred Units) shall not cause the Company to violate leverage requirements applicable to a BDC pursuant to Section 2(a)(48) of the 1940 Act.

ii.

Member Acknowledgements: To facilitate the Company’s ability to incur indebtedness, guarantees, pledges or assigns or otherwise makes available as Credit Support for such indebtedness, each Member hereby agrees to and acknowledges the Company’s ability to incur indebtedness, guarantees, pledges or assigns or otherwise makes available as Credit Support for such indebtedness

10.	Fees and Expenses; Advisory Agreement and Administration Agreement

(a)

Investment Advisory Agreement and Administration Agreement: The Company will be responsible for all fees and expenses as more fully set out in the investment advisory agreement (“Advisory Agreement”), the administration agreement (“Administration Agreement”).

(b)

Advisory Agreement: The Company shall enter into the Advisory Agreement with the Adviser for assistance in providing management services to the Company. The Advisory Agreement will automatically terminate in the event of an “assignment” (within the meaning of the 1940 Act) by the Adviser. The Advisory Agreement may be terminated by the Board or by the approval of the Approving Members, without penalty, upon not less than 60 days’ prior written notice to the Adviser. The Members acknowledge and agree that, so long as the Advisory Agreement (or a successor agreement) is in effect, the Company shall delegate the authority to make investment, disposition and similar decisions, including the authority to approve all portfolio investments and/or all dispositions thereof, to the Adviser.

(c)

Management Fee: In consideration of the services to be provided by the Adviser to the Company pursuant to the Advisory Agreement, the Company shall pay to the Adviser an amount equal to the management fee (the “Management Fee”), calculated in accordance with Section 3 of the Advisory Agreement. Such amount shall be paid to the Adviser in accordance with Section 3 of the Advisory Agreement.

(d)

Incentive Fee: Subject to the terms of the Advisory Agreement, the Company shall pay the Adviser the Incentive Fee. The Incentive Fee will be determined in accordance with the formula in accordance with Section 3 of the Advisory Agreement.

11.	Capital of the Company

(a)

Original Issue Price: Upon the Company accepting a Unitholder’s Commitment, such Unitholder will automatically be obligated to pay an amount equal to the issuance price of the Units corresponding to that Commitment. The Company will require payment of the issuance price as part of the initial drawdown pursuant to this Agreement.

(b)

Drawdowns: A Member will purchase Units for an aggregate purchase price equal to its Commitment, payable at such times and in such amounts as required by the Company. A Member shall be required to fund a capital contribution to purchase Units (a “Drawdown Purchase”) each time the Company delivers a notice (the “Drawdown Notice”) to the Member. Drawdown Notices shall be delivered at least 10 calendar days prior to the date on which payment will be due (each, a “Drawdown Date”) and shall set forth the amount, in U.S. dollars, of the aggregate purchase price (the “Drawdown Purchase Price”) to be paid by the Member to purchase Units on such Drawdown Date. Drawdown Purchase Price will be at least equal to net asset value, or NAV, per Unit in accordance with the limitations under Section 23 of the 1940 Act. No Member shall be required to invest more than the total amount of its Commitment. “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(c)

Drawdown Date: On the Drawdown Date, the Company shall issue to the Member a number of Units equal to the amount of the Drawdown Purchase Price funded by the Member on the applicable Drawdown Date divided by the per share price determined by the Board or an appropriately designated committee. For the avoidance of doubt, the Company shall not issue Units for any portion of the Commitment that has not been paid to the Company and used to purchase Units pursuant to one or more Drawdown Notices (the “Undrawn Commitment”).

(d)

Initial Closing: The Company may draw down Commitments to make investments at any time during the period from the initial closing, which is expected to occur immediately prior to the Company’s election to be treated as BDC under the Investment Company Act (the “Initial Closing”).

12.	Failure to make Required Event

(a)

Defaulted Purchaser: In the event that a Member fails to pay all or any portion of the Drawdown Purchase Price due from the Member on any Drawdown Date (such amount, together with the amount of the Member’s Undrawn Commitment, a “Defaulted Commitment”) and such default remains uncured for a period of ten Business Days, then the Company shall be permitted to declare the Member to be in default on its obligations (in such capacity, a “Defaulting Purchaser” and, collectively with any other purchasers declared to be in default, the “Defaulting Purchasers”).

(b)

Other Remedies in connection with Defaulted Commitment: The Company may prohibit the Defaulting Purchaser from purchasing additional Units on any future Drawdown Date. In addition, 50% of the Units then held by the Defaulting Purchaser may be automatically forfeited and transferred on the books of the Company to the other Members (other than any other Defaulting Purchasers), pro rata in accordance with their respective number of Units held; provided that no Units shall be transferred to any other Member in the event that such transfer would (i) violate the 1933 Act, the 1940 Act or any state (or other jurisdiction) securities or “blue sky” laws applicable to the Company or such transfer, (ii) constitute a non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code, or (iii) cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code (the “Default Remedy Limitations”) (it being understood that this proviso shall operate only to the extent necessary to avoid the occurrence of the consequences contemplated herein and shall not prevent any Other Member from receiving a partial allocation of its pro rata portion of Units); and provided, further, that any

Units that have not been transferred to one or more Member pursuant to the previous proviso shall be allocated among the participating Members pro rata in accordance with their respective number of Units held. The mechanism described in this section is intended to operate as a liquidated damage provision since the damage to the Company and other Members resulting from a default by the Defaulting Purchaser is both significant and not easily susceptible to precise quantification.

(c)

Proxy: To the maximum extent permitted by applicable law, the Defaulting Purchaser will appoint the Company with full power of substitution, its true and lawful proxy to exercise all voting and other rights of such Defaulting Purchaser with respect to the Units, at every annual, special or adjourned meeting of Unitholders of the Company and in every written consent in lieu of such meeting in exact proportion to the votes or consents cast by Unitholders other than Defaulting Purchasers or, in the absence of any such Unitholders, in the discretion of the proxy.

(d)

Other Remedies: The Company may pursue any other remedies against the Defaulting Purchaser available to the Company at law or in equity. No course of dealing between the Company and any Defaulting Purchaser and no delay in exercising any right, power or remedy conferred by this Section or now or hereafter existing at law or in equity or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. In addition to the foregoing, the Company may in its discretion institute a lawsuit against the Defaulting Purchaser for specific performance of its obligation to pay any Drawdown Purchase Price and any other payments to be made by the Defaulting Purchaser pursuant to this Agreement and to collect any overdue amounts hereunder. Notwithstanding any other provision of this Agreement, the Purchaser agrees (i) to pay on demand all costs and expenses (including attorneys’ fees) incurred by or on behalf of the Company in connection with the enforcement of this section against the Defaulting Purchaser sustained as a result of any default by the Defaulting Purchaser and (ii) that any such payment shall not constitute payment of a Drawdown Purchase Price or reduce the Purchaser’s Commitment.

13.	Distributions

(a)

Quarterly Basis: The Company generally intends to distribute on a quarterly basis, out of assets legally available for distribution, substantially all of its available earnings in such amount so the Company will not have to pay corporate-level income tax, subject to the discretion of the Board.

(b)

Certain Distributions Prohibits: Anything in this Agreement to the contrary notwithstanding, no distribution shall be made to any Member if, and to the extent that, such distribution would not be permitted under the Delaware Act.

14.	Duration.

The term of the Company began on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and the Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Delaware Act or as determined by the Board.

15.	Liquidation of Assets on Dissolution

(a)

General: Following dissolution, the Company’s assets shall be liquidated in an orderly manner. The Board shall be the liquidator to wind up the affairs of the Company pursuant to this Agreement. The Board as liquidator shall cause the Company to pay or provide for the satisfaction of the Company’s liabilities and obligations to creditors in accordance with the Delaware Act. In performing their duties, the Board as liquidator is authorized to sell, exchange or otherwise dispose of the assets of the Company in such reasonable manner as the Board shall determine to be in the best interest of the Members.

(b)	Liquidating Distributions; Priority: Subject to Section 18-804 of the Delaware Act, the proceeds of liquidation shall be applied in the following order of priority:

i.

First, to pay the costs and expenses of dissolution and liquidation; to pay or provide for the satisfaction of the Company’s debts and other liabilities, including obligations to creditors in accordance with the Delaware Act; and to establish any reserves which the liquidator may deem necessary or advisable for any contingent or unmatured liability of the Company, including the payment of the Management Fee and the Incentive Fee; and

ii.

Thereafter, among the Unitholders equally on a per Unit basis. Duration of Liquidation: A reasonable time shall be allowed for the winding up of the affairs of the Company in order to minimize any losses otherwise attendant upon such a winding up.

(c)

Liability for Returns: None of the liquidator, the Directors, the Officers, the Adviser and their respective partners, members, stockholders, officers, directors, managers, employees, agents and affiliates shall be personally liable to any Member for the return of the capital contributions of any Member.

(d)

Post-Dissolution Investments and Drawdowns: Notwithstanding anything to the contrary set forth in this Section 15, but subject to the other limitations on investments set forth in this Agreement and the Delaware Act, the liquidator may, at any time or times after dissolution, cause the Company to make additional investments in entities which were Portfolio Companies on the date of dissolution (including any successor to, or subsidiary of, a Portfolio Company), if the liquidator believe that such additional investments are in the best interest of the Members and in furtherance of the winding up of the affairs of the Company.

16.	Limitations on Transfers and Redemptions of Company Units

(a)

General: No assignment, pledge, mortgage, hypothecate, gift, sale or other disposition or encumbrance (collectively, “Transfer”) of a Member’s Units, in whole or in part, shall be made other than pursuant to this section. Any attempted Transfer of all or any part of a Member’s Units without compliance with this Agreement shall be void to the maximum extent permitted by law. Each Transfer shall be subject to all of the terms, conditions, restrictions and obligations set forth in this Agreement and shall be evidenced by an assignment agreement executed by the transferor, the transferee(s) and the Company, in form and substance satisfactory to the Company. No Transfer will be effectuated except by registration of the Transfer on the Company’s books.

(b)

Consent of Company: The prior written consent of the Company shall be required for any Transfer of all or part of any Member’s Units, including a Transfer of solely an economic interest in the Company.

(c)	Required Representations by Parties: The transferor and transferee(s) shall provide such additional written representations as the Company reasonably may request.

(d)

Other Prohibited Legal Consequences: No Transfer shall be permitted, and the Company shall withhold its consent with respect thereto, if such Transfer or the admission of the transferee to the Company as a substituted Member, would:

i.	Result in the Company’s assets becoming “plan assets” of any ERISA Member within the meaning of the Plan Assets Regulation;

ii.	Result in the violation of applicable securities law; or

iii.	Result in the Company no longer being eligible to be treated as a BDC or a RIC.

(e)

Opinion of Counsel: The Company may, but is not required to, condition its consent to any Transfer hereunder upon receipt by the Company of a written opinion of counsel for the Company, or of other counsel reasonably satisfactory to the Company, in form and substance satisfactory to the Company, as to such legal matters as the Company reasonably may request.

(f)

Reimbursement of Transfer Expenses: Any Member who requests or otherwise seeks to effect a Transfer of all or a portion of its Units hereby agrees to reimburse the Company, at its request, for any expenses reasonably incurred by the Company in connection with such Transfer, including the costs of seeking and obtaining the legal opinion required by Section 16(e) and any other legal, accounting and miscellaneous expenses (“Transfer Expenses”), whether or not such Transfer is consummated. At its election, and in any event if the transferor has not reimbursed the Company for any Transfer Expenses incurred by the Company in preparing for or consummating a proposed or completed Transfer within 30 days after the Company has delivered to such Member written demand for payment, the Company may seek reimbursement from the transferee of such interest (or portion thereof). If the transferee does not reimburse the Company for such Transfer Expenses within a reasonable time (or, in the case of a Transfer not consummated, the prospective transferor does not reimburse the Company within a reasonable time), the Company may withhold such amount from distributions that would otherwise be made with respect to such interest (with such withheld amount treated as having been distributed to the holder of such interest for all other purposes of this Agreement).

(g)

Admission of Substituted Members: Any transferee of a Member’s Units transferred in accordance with the provisions of this Section 16 shall be admitted as a substituted Member upon its execution (whether on its own behalf or via an attorney-in-fact) of an assignment agreement and a counterpart to this Agreement and upon obtaining the Company’s written consent. Without the written consent of the Company to such substitution, no transferee of a Member’s Units shall be admitted as a substituted Member.

(h)

Effect of Admission: The transferee of Units transferred pursuant to this Section 16 is admitted to the Company as a substituted Member shall succeed to the rights and liabilities of the transferor Member with respect to such interest and, after the effective date of such admission, the Commitment and aggregate contribution of the transferor with respect to the applicable class of Unit being transferred shall become the applicable Commitment and aggregate contribution, respectively, of the transferee, to the extent of the Unit transferred. If a transferee is not admitted to the Company as a substituted Member, (a) such transferee shall have no right to participate with the Members in any votes taken or consents granted or withheld by the Members hereunder, and (b) the transferor shall remain liable to the Company for all contributions and other amounts payable with respect to the transferred interest to the same extent as if no Transfer had occurred.

(i)

Non-Compliant Transfer: If a Transfer has been proposed or attempted but the requirements of this Section 16 have not been satisfied, the Company shall not admit the purported transferee as a substituted Member but, to the contrary, shall ensure that the Company (a) continues to treat the transferor as the sole owner of the Units purportedly transferred, (b) makes no distributions to the purported transferee and (c) does not furnish to the purported transferee any tax or financial information regarding the Company. The Company shall also not otherwise treat the purported transferee as an owner of any Units (either legal or equitable), unless required by law to do so. To the maximum extent permitted by law, the Company shall be entitled to seek injunctive relief, at the expense of the purported transferor, to prevent any such purported Transfer.

(j)

Multiple Ownership: If any Transfer results in multiple ownership of any Member’s Units, the Company may require one or more trustees or nominees to be designated as representing a portion of or the entire interest transferred for purposes of (a) receiving all notices which may be given, and all payments which may be made, under this Agreement and (b) exercising all rights which the transferor as a Member has pursuant to the provisions of this Agreement.

(k)

Adviser’s Interest Upon Removal: The Adviser’s removal as Adviser shall not affect any Units held by the Adviser (or any of its affiliates) in its capacity as a Member. The former Adviser shall continue to be treated as a Member for all purposes of this Agreement, shall have all of the rights and obligations of a Member hereunder, including the right to receive allocations and distributions on the same basis as all other Members, and shall not be entitled to receive any further allocations or distributions to which the Adviser is entitled hereunder in connection with serving as an investment adviser to the Company.

(l)

Exchange Listing: Should there be an Exchange Listing, as defined in the registration statement on Form 10, as such may be amended from time to time, the Member agrees that it may be subject to a lock-up restriction pursuant to which the Member will be prohibited from selling or otherwise transferring its Units immediately after the date of such event. This restriction shall remain in place for at least 180 days following the Exchange Listing, and the Member agrees that the specific terms of such restriction, and any other limitations on the sale of Units in connection with or following an Exchange Listing, will be agreed in advance between the Board of Directors of the Company and the Adviser, acting on behalf of the Company’s Members, and the institutions acting as underwriters or market makers, acting on the Company’s behalf, in connection with such Exchange Listing, and that the Member will be bound by any such terms and limitations. There can be no assurance that the Units will be listed on a national securities exchange or offered in an initial public offering.

17.	Fiscal Year.

The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year; provided that the Company’s first fiscal year shall begin on the date of formation of the Company and the Company’s last fiscal year shall end on the date of termination of the Company.

18.	Exculpation and Indemnification.

(a)

Exculpation; General: To the maximum extent permitted by law, no Covered Person shall be liable to the Company or any Member for any loss suffered by the Company or any Member which arises out of any investment or any other action or omission of such Covered Person (a) if such Covered Person did not act in bad faith, and (b) if such conduct did not constitute willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such Covered Person’s respective position. For purposes of this Section 20, “Covered Person” shall mean the Directors, the Adviser, Administrator, its members, managers, officers, employees, agents, controlling persons and any other affiliate and any person who otherwise serves at the request of the Company on its behalf, each to the extent such Person was serving in such capacity at the time the loss or cause of action arose. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Covered Person to the Company or any Member otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b)

Activities of Others: To the maximum extent permitted by law (including, without limitation, ERISA), no Covered Person shall be liable to the Company or any Member for the negligence, whether by action or omission, dishonesty or bad faith of any broker or other agent of the Company selected with reasonable care.

(c)

Liquidator: To the maximum extent permitted by law (including, without limitation, ERISA), no Person serving as liquidator shall be liable to the Company or any Member for any loss suffered by the Company or any Member which arises out of any action or omission of such Person, provided that such Person did not act in bad faith.

(d)

Advice of Experts: To the maximum extent permitted by law (including, without limitation, ERISA), no Covered Person and no Person serving as liquidator shall be liable to the Company or any Member with respect to any action or omission taken or suffered by any of them in good faith if such action or omission is taken or suffered in reliance upon and in accordance with the opinion or advice of legal counsel (as to matters of law), or of accountants (as to matters of accounting), or of investment bankers, accounting firms, or other appraisers (as to matters of valuation), provided that any such professional or firm is selected with reasonable care.

(e)

Indemnification; General: To the maximum extent permitted by law, the Covered Persons, each liquidator, and each partner, member, stockholder, director, officer, manager, trustee, employee, agent and affiliate of any of the foregoing (each, an “Indemnitee”) shall be indemnified, subject to the other provisions of this Agreement, by the Company (only out of Company assets, including the proceeds of liability insurance and the right to require contributions or other payments by the Members under this Agreement) against any claim, demand, controversy, dispute, cost, loss, damage, expense (including attorneys’ fees), judgment and/or liability incurred by or imposed upon the Indemnitee in connection with any action, claim, suit, investigation or proceeding (including any proceeding before any court, arbitrator, administrative or legislative body or other agency) or any settlement thereof, to which the Indemnitee may be made a party or otherwise involved or with which the Indemnitee shall be threatened, arising out of (a) any mistake in judgment, (b) any action or omission done on behalf of the Company or in furtherance of the interests of the Company or the Members or otherwise arising out of or in connection with the Company, or (c) losses due to the mistake, action, inaction or negligence of other agents of the Company, except for such losses arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position.

(f)

Effect of Judgment: An Indemnitee shall not be indemnified with respect to matters as to which the Indemnitee shall have been finally adjudicated in any such action, suit or proceeding to have acted in bad faith or to have acted in a manner that constituted willful misfeasance, gross negligence or reckless disregard in of the duties involved in the conduct of such Indemnitee’s position.

(g)

Effect of Settlement: In the event of settlement of any action, suit or proceeding brought or threatened, such indemnification shall apply to all matters covered by the settlement except for matters as to which the Company is advised by counsel (who may be counsel regularly retained to represent the Company) that the Person seeking indemnification, in the opinion of counsel: (a) acted in bad faith or (b) acted with willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position.

(h)

Process; Advance Payment of Expenses: Promptly after receipt by an Indemnitee of notice of the commencement of any action, such Indemnitee shall, if a claim in respect thereof is to be made against the Company pursuant to this Section, notify the Company in writing of the commencement thereof; but the omission so to notify the Company will not relieve the Company from any liability which it may have to any Indemnitee under this Section (other than under this paragraph (h)). Once the Company is so notified, the Company will be entitled to participate in such action and, if desired, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee. If the Company so assumes the defense, the Company shall not be liable to such Indemnitee under this Section for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense thereof, provided, however, that if (i) the Company and the Indemnitee mutually agree otherwise, (ii) the Company has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnitee, (iii) the Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Company or (iv) the named parties in any such proceedings (including any impleaded parties) include both the Company and the Indemnitee and the Indemnitee shall have reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Company shall be liable to such Indemnitee under this paragraph for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee.

The Company and the Indemnitee shall inform any other Indemnitee of any such settlement, compromise or judgment, prior to the completion of such settlement, compromise or judgment. The Company shall not, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnitee.

Except to the extent described above in this paragraph (h), the Company may pay the expenses incurred by an Indemnitee in connection with any such action, suit or proceeding, or in connection with claims arising in connection with any potential or threatened action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an enforceable undertaking by such Indemnitee to repay such payment if the Indemnitee shall be determined to be not entitled to indemnification for such expenses pursuant to this Section 18; provided, however, that in such instance the Indemnitee is not defending an actual or threatened claim, action, suit or proceeding (a) against the Indemnitee by the Company, the Board and/or the Adviser (or by the Indemnitee against the Company, the Board and/or the Adviser) or (b) brought or initiated by Members constituting the Approving Members who represent at least a majority in number of the Members.

(i)

Insurance: The Company may purchase and maintain insurance and/or fidelity bonds, at the expense of the Company and to the extent available, for the protection of any Indemnitee or potential Indemnitee against any liability incurred in any capacity which results in such person being an Indemnitee (provided that such Person is serving in such capacity at the request of the Company or the Board), whether or not the Company has the power to indemnify such Person against such liability. The Company may purchase and maintain insurance and/or fidelity bonds on behalf of and at its own expense for the protection of any officer, director, manager, employee or other agent of the Company or any organization in which the Company owns an interest or of which the Company is a creditor against similar liabilities, whether or not the Company has the power to indemnify any Person against such liabilities.

(j)

Successor and Survival: The foregoing right of indemnification shall inure to the benefit of the executors, administrators, personal representatives, successors or assigns of each such Indemnitee and shall survive the termination of this Agreement.

(k)

Right to Indemnification from other Sources: The rights to indemnification and advancement of expenses conferred in this Section shall not be exclusive and shall be in addition to any rights to which any Indemnitee may otherwise be entitled or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement.

(l)

Insurance and Other Sources of Indemnity: Each Indemnitee shall, as a condition to obtaining payments, use commercially reasonable efforts to seek payment from any applicable Portfolio Company, its insurance carriers and/or the insurance carriers of the Adviser and/or the Company. The Company shall, in good faith, determine whether any such Indemnitee has used commercially reasonable efforts to seek such payments. In no event, however, shall the Company be precluded from making payments under 11.2 to any such Indemnitee if reasonable uncertainty exists as to the likelihood of payment by any such Portfolio Company or insurance carrier in a timely manner or on reasonably acceptable terms.

(m)

Limitation by Law: If any Covered Person or Indemnitee or the Company itself is subject to any federal or state law, rule or regulation which restricts the extent to which any Person may be exonerated or indemnified by the Company, the exoneration provisions set forth herein and the indemnification provisions set forth in herein shall be deemed to be amended, automatically and without further action by the Members, to the minimum extent necessary to conform to such restrictions.

19.	Amendments.

(a)

By Consent: Except as otherwise provided in this Agreement, the terms and provisions of this Agreement may be waived, modified, amended, or deleted during or after the term of the Company, with the prior written consent of a majority in interest of the Members or the consent of the Board.

(b)

Amendments Affecting Members’ Economic Rights: No amendment to this Agreement shall increase any Commitment of any Unitholder or dilute the relative interest of any Member with respect to the other Members holding Units of the same class in the profits or capital of the Company or in allocations or distributions attributable to the ownership of such interest without the prior written consent of such Member, except such dilution as may result from additional Commitments from the Unitholders, the admission of later-closing investors. This paragraph (b) shall not be amended without the unanimous consent of all Members.

(c)

Notice of Amendments: The Company shall promptly furnish copies of any amendments to this Agreement to all Members. Changes made to the books and records of the Company shall not be deemed to be amendments to this Agreement and shall not be required to be furnished to all Members.

20.	Tax Provisions

(a)

Classification of the Company for Tax Purposes: The Company intends to be classified as an association that is taxable as a corporation. If the Company is unable to qualify as a regulated investment company (“RIC”) during the liquidation of its portfolio following the Commitment Period, the Board may cause the Company to be classified as a partnership for U.S. federal tax purposes.

(b)

RIC Requirements: After the Initial Closing, the Company shall seek to be treated as a RIC for U.S. federal income tax purposes and, for so long as the Board so desires, seek to cause the Company to meet any requirements in connection with such election necessary to obtain and maintain RIC qualification, including source-of-income and asset diversification requirements and distributing annually an amount equal to at least 90% of its “investment company taxable income.”

21.	Miscellaneous.

(a)

Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b)	Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

(c)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(d)	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

(e)

Power of Attorney: Each of the undersigned, by execution of this Agreement (including by execution of a counterpart signature page hereto directly or via an attorney-in-fact), hereby designates any duly authorized representative of the Company as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file (a) the Certificate and any other instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the Company, (b) all instruments, documents and certificates that may be required to effectuate the dissolution and termination of the Company in accordance with the provisions hereof and the Delaware Act, (c) all other amendments of this Agreement contemplated by this Agreement including, without limitation, amendments reflecting the addition or substitution of any Member, or any action of the Members or the Members duly taken pursuant to this Agreement whether or not such Member voted in favor of or otherwise approved such action that has been approved by the applicable vote or written consent of the Members (if required) pursuant to the terms of this Agreement, (d) any other instrument, certificate or document required from time to time to admit a Member, to effect its substitution as a Member, to effect the substitution of the Member’s assignee as a Member, or to reflect any action of the Members or the Members provided for in this Agreement that has been approved by the applicable vote or written consent of the Members (if required) pursuant to the terms of this Agreement and (e) if such Member becomes a Defaulting Member, documents necessary or appropriate to effect the sale of such Member’s Units. The foregoing grant of authority (1) is a special power of attorney coupled with an interest in favor of the Company and as such shall be irrevocable and shall survive and not be affected by the death, disability or incapacity of a Member that is a natural person or the merger, dissolution or other termination of the existence of a Member that is a corporation, association, partnership, limited liability company or trust and (2) shall survive the assignment by the Member of the whole or any portion of its interest, except that where the assignee of the whole thereof has furnished a power of attorney, this power of attorney shall survive such assignment for the sole purpose of enabling the Company to execute, acknowledge and file any instrument necessary to effect any permitted substitution of the assignee for the assignor as a Member and shall thereafter terminate. This power of attorney may be exercised by such attorney-in-fact for all Members (or any of them) by a single signature of a duly authorized representative of the Company acting as attorney in fact with or without listing all of the Members executing an instrument.

22.	Special Regulatory Matters

(a)

ERISA Compliance: The Company intends to operate so that it will be an appropriate investment for employee benefit plans subject to Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company will use reasonable efforts to conduct its affairs so that the assets of the Company will not be deemed to be “plan assets” for purposes of ERISA. In this regard, prior to the completion of an Exchange Listing, the Company may be operated as an annual “venture capital operating company,” under the ERISA rules in order to avoid its assets being treated as “plan assets” for purposes of ERISA. Accordingly, there may be constraints on the Company’s ability to make or dispose of investments at optimal times (or to make certain investments at all).

(b)

Public Plan Members: Each Member that is (a) either a “governmental plan” within the meaning of Section 3(32) of ERISA or an entity that is deemed under applicable law to hold the plan assets of such a plan and (b) that has notified the Company of such status in writing (a “Public Plan Member”) shall be treated as an ERISA Member, provided that (a) Public Plan Members shall not be considered ERISA Members for purposes of determining whether “benefit plan investors” hold less than twenty five percent (25%) of each class of equity interests in the Company (determined in accordance with the Plan Assets Regulation) and (b) in determining whether there is a violation of ERISA with respect to such Public Plan Member or whether the Company is holding “plan assets” of such Public Plan Member, there shall be substituted for ERISA any state, local or foreign laws that are similar in purpose and intent to ERISA and that are applicable to such Public Plan Member (or equity holder thereof).

(c)

Foundation Members: If any Member that (a) is a private foundation within the meaning of Section 509(a) of the Code and (b) has notified the Company of such status in writing (a “Foundation Member”), delivers an opinion of counsel, reasonably acceptable (as to form, substance and choice of counsel) to the Company, to the effect that, as a result of a change in law or an unexpected increase in such Foundation Member’s relative interest in the Company (other than as a result of the purchase of an interest by such Foundation Member), there is a material likelihood that the continued ownership of the Foundation Member’s Units (1) would subject such Foundation Member to excise taxes imposed by Subchapter A of Chapter 42 of the Code (other than Sections 4940 and 4942 thereof) or (2) would, as a result of a change in law after the date hereof or the insolvency of the Company, result in a material violation of, or a material breach of the fiduciary duties of its trustees or governing board under, any federal or state law applicable to private foundations or any rule or regulation adopted thereunder by any agency, commission or authority having jurisdiction over private foundations, the Company will use commercially reasonable efforts to assist (subject to applicable law) such Foundation Member in locating a transferee for all or a portion of such Foundation Member’s Units and will not unreasonably withhold its consent to the transfer by such Foundation Member of all or a portion of its interest; provided, however, that if the Company or such Foundation Member is unable to locate a transferee, or otherwise eliminate the necessity for withdrawal by such Foundation Member, within 90 days after the receipt of such opinion of counsel, then such Foundation Member may completely or partially withdraw from the Company as if such Foundation Member were an ERISA Member.

23.	Conversion

Notwithstanding any other provision contained in this Agreement, it is expressly contemplated by the Members that the Company may, and the Company is hereby authorized to, convert to a Delaware corporation with the name Kayne Anderson BDC, Inc. (the “Corporation”) at any time and on any terms as may be determined and authorized by the Board without the consent of any of the Members pursuant to Section 265 of the General Corporation Law of the State of Delaware, 8 Del. C. § 101, et seq. and Section 18-216 of the Delaware Act (the “Conversion”). Upon the authorization and approval by the Board of (i) the Conversion, (ii) the form of Certificate of Conversion, the Certificate of Incorporation of the Corporation and the Bylaws of the Corporation, and (iii) to the extent the Board determines that it is necessary or advisable in connection with the Conversion, a Plan of Conversion, the Board shall (A) cause to be executed, delivered and filed with the Secretary of State of the State of Delaware a Certificate of Conversion of the Company to the Corporation and the Certificate of Incorporation of the Corporation, (B) cause to be adopted the Bylaws of the Corporation and (C) take all other actions determined by the Board to be necessary or advisable to effect the Conversion, including, without limitation, causing to be elected the initial members of the board of directors of the Corporation.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MEMBER

KA Credit Advisors, LLC

By:
	Name:	Jarvis V. Hollingsworth
	Title:	Authorized Signatory

Member Signature Page

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Limited Liability Company Agreement of Kayne Anderson BDC, LLC and hereby authorize this signature page to be attached to a counterpart of such Agreement executed by the Company and the other parties thereto.

Each of the Persons who have executed a Subscription Agreement, agreeing to its in the Company, to be admitted to the Company as a member and to be bound by the terms of the LLC Agreement

By:	[●],

an authorized representative of the Board as attorney-in-fact for such Persons

By:
Name:
Title:

Dated:    , 2020

SCHEDULE A

Schedule of Directors

Name	Class	Expiration of Term
Michael J. Levitt	Class III	2023

Terrence J. Quinn	Class II	2022

Mariel A. Joliet	Class I	2021

George E. Marucci, Jr.	Class II	2022

Susan C. Schnabel	Class III	2023

A-1

SCHEDULE B

Schedule of Officers

Name	Position
Michael J. Levitt	Chief Executive Officer

James C. Baker	President

Douglas L. Goodwillie	Co-Chief Investment Officer

Kenneth B. Leonard	Co-Chief Investment Officer

Terry A. Hart	Chief Financial Officer and Treasurer

Michael O’Neil	Chief Compliance Officer

Jarvis V. Hollingsworth	Secretary

John B. Riley	Vice President

B-1

SCHEDULE C

Schedule of Audit Committee Members

Name	Position
Mariel A. Joliet	Member

George E. Marucci, Jr.	Lead Valuation Director

Susan C. Schnabel	Chairperson

C-1